Exhibit 1.14
[Translation]
QUEBECOR MEDIA INC.
(the “Company”)
SPECIAL BY-LAW No 2007-2 MODIFYING THE ARTICLES OF THE COMPANY

1. The Company is hereby authorized to obtain a Certificate of amendment to amend the Articles of the Company as follows:
(A)	by the replacement of the text appearing at Schedule 1 of the Articles of amendment of the Company, dated January 12, 2007, by Schedule 1 to the Articles of amendment mentioned at paragraph 2 of this Special By-law 2007-2; and

(B)	by the replacement of the text appearing at Schedule 2 of the Articles of constitution of the Company, dated August 8, 2000, as amended on June 27,2001, by Schedule 2 to the Articles of amendment mentioned at paragraph 2 of this Special By-law 2007-2.
2. The Articles of amendment of the Company, in the form and terms of the draft attached to these presents as Schedule A to form an integral part therof, are hereby adopted.
3. The directors can, before the Articles of amendment are delivered by the Registraire des entreprises (Québec), cancel this By-law;
4. Any director of the Company is hereby authorized and has the power to sign and deliver, for and on behalf of the Company, said Articles of amendment and all such notice or required documents in this regard, and to deliver or have delivered any certificate and to do such other acts and things as he or she may deem necessary, in his or her full discretion, to give effect to this by-law, including, without limitation, the filing of the Articles of amendment with the Registraire des entreprises (Québec).

Adopted on October 9, 2007. In witness whereof, the President and Assistant Secretary have signed :
/s/ Pierre Francoeur
Pierre Francoeur
President

/s/ Claudine Tremblay
Claudine Tremblay
Assistant Secretary

Registraire des entreprises Québec

SCHEDULE A
TO SPECIAL BY-LAW No 2007-2
[TRANSLATION]

Articles of Amendment
Companies Act (R.S.Q., c.C-38, Part IA)

Québec enterprise number									
NEQ	1	1	4	9	5	0	1	9	9	2

1. Name - Enter the new name of the company, if changed, and enter the previous name in section 5.

or

- Enter the current name, if you are keeping it, and write N.A. in section 5.

QUEBECOR MEDIA INC.

Mark and X in this box if you are apply for a designating number (numbered company) rather than a name

☐

2. The articles of the company are amended as follows:

See Schedule A to these articles of amendment which forms an integral part hereof.

3. Effective date (if later than that on which the articles of amendement are filed):

Date following that of the filing date:

Year	Month	Day

4. Amendment of articles under sections 123.140 and following of the *Companies Act*

Mark an X if the application for amendment is presented to correct an illegal or irregular element, or to include a provision required under the *Companies Act*:

- where the correction or insertion does not affect the rights of the shareholders or creditors (sec. 123.140);........ ☐
- where the correction or insertion may affect the rights of the shareholders or creditors - append copy of judgment (sec. ☐ 123.141).

Effective date (the amendment will be retroactive to the date of the certificate accompanying the articles being amended), unless these articles or the judgment provides for a later date):

Year	Month	Day

5. Name prior to the amendment (if different than the one mentioned in section 1)

Do not write in this space

Québec

Signature of Authorized Director

If you need more space, attach an appendix in two copies, identify the relevant section, and number the pages, if any.

RETURN BOTH COPIES OF THIS FORM TOGETHER WITH YOUR PAYMENT.
DO NOT SEND BY FAX.

Minister of Revenue LE-50.0.11.04 (2007-04)

SCHEDULE A
to the articles of amendment of
QUEBECOR MÉDIA INC.
(i)	by the replacement of the text set forth in ANNEX 1 (Annexe 1) to the Articles of Amendment of the Company dated January 12, 2007 with the SCHEDULE 1 to these Articles of Amendment; and
(ii)	by the replacement of the text set forth in SCHEDULE 2 (Annexe 2) to the Articles of Incorporation of the Company dated August 8, 2000, as amended on June 27, 2001, with SCHEDULE 2 to these Articles of Amendment.
**************

SCHEDULE 1
to the Articles of Amendment of
QUEBECOR MEDIA INC.
The share capital of the Company is hereby amended by:
(i)	creating an unlimited number of a seventh series of no par value Cumulative First Preferred Shares, namely, the Series G Shares;

(ii)	establishing the rights, privileges, restrictions and conditions attaching to the Series G Shares, the text whereof appears in Schedule 2 (Annexe 2) to the Articles of Amendment of the Company dated January 12, 2007 and forms an integral part thereof; and

(iii)	amending the rights, privileges, restrictions and conditions attaching to the Series F Shares set out in Schedule 1 (Annexe 1) to the Articles of Amendment of the Company dated January 14, 2005, in order to add the following paragraphs at the end of Schedule 1 so as to provide a right of conversion:

“8. Conversion

Each issued and outstanding Series F Share may, at any time until January 31, 2008, at the option of its holder, be converted into one Series G Share.

The right to convert Series F Shares set out in the preceding paragraph may be exercised by written notice sent to the Company, at its head office, together with the certificate(s) representing the Series F Shares the holder wishes to convert. The notice shall be signed by the holder or its representative and shall specify the number of Series F Shares the holder wishes to convert; if only part of the Series F Shares represented by the certificate(s) accompanying the notice is to be converted, the holder shall be entitled to receive, at the Company’s expense, a new certificate representing the Series F Shares which were included in the certificate(s) sent, as previously mentioned, and which are not to be converted.

Upon every conversion of Series F Shares, the certificate representing the shares resulting from the conversion shall be issued in the name of the holder of the converted shares. The right of a holder of Series F Shares to convert its shares under this section 8 shall be presumed to have been exercised and the holder of shares to be converted shall be deemed to have become a holder of the shares resulting from the conversion, for all purposes, on the date or dates of delivery of the certificate(s) representing the shares to be converted together with the notice mentioned in the preceding paragraph, the whole notwithstanding any delay in the delivery of the certificate representing the shares resulting from the conversion.”
* * * * * * * * * *

SCHEDULE 2
to the Articles of Amendment of
QUEBECOR MEDIA INC.
The shareholders of the Company may participate and vote in any shareholders meeting by all means that permits all participants to communicate with each other and, among others, by phone, the whole in conformity with section 123.95 of the Companies Act (Quebec).
As long as the Company will not have made a distribution of its securities to the public, any shareholders meeting may be held outside Quebec or at any other place determined by the directors, from time to time.
Securities of the Company, other than shares and non-convertible debt securities, cannot be transferred otherwise than in conformity with the transfer restrictions contained in the security holders’ agreements; in the absence of such restrictions, no transfer can be made without the consent of the directors, expressed in a resolution duly passed by them.
The directors may, when they deem appropriate :
(a)	borrow money upon the credit of the Company;

(b)	issue debentures or other securities of the Company and pledge and sell the same at such price or amount as shall be deemed appropriate;

(c)	hypothecate the immoveable and the movable or otherwise affect the movable property of the Company.
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